Exhibit 10.66

Execution Version

LEASE AGREEMENT

(Briscoe County, Texas)

THIS LEASE AGREEMENT (this “Lease”) is made and executed as of February 24, 2023 (the “Execution Date”) by Alice Faye Grabbe (“Owner”), and Soluna DV Services, LLC, a Nevada limited liability company (“Tenant”), and in connection herewith Owner and Tenant agree, covenant and contract as follows:

RECITALS:

A. Owner is the owner of that certain 33.19 acres of real property located in Briscoe County, Texas more particularly described on Exhibit A-2 (the “Leased Property”), which is a portion of that certain real property more particularly described in Exhibit A-1 attached to and made a part of this Lease (the “Overall Property”), and all other rights, title, interests, privileges and appurtenances pertaining to the Leased Property, including any and all right, title and interest in and to adjacent public roads, necessary for ingress, egress and maintenance of the Data Facilities (as defined below).

B. Tenant desires to lease from Owner and Owner desires to lease to Tenant the Leased Property, in accordance with the terms and conditions of this Lease.

C. Owner is the current party in interest to that certain Lease and Easement Agreement, effective as of October 20, 2014 with Owner, as owner, and Briscoe Wind Farm, LLC, as tenant (“Wind Tenant”), such lease being further evidenced by that certain Memorandum of Lease Agreement executed October 20, 2014 between Owner and Wind Tenant, recorded in the Official Public Records of Briscoe County, Texas, as Volume 39 and Page No. 327 (the “Existing Lease”), pursuant to which Owner leases to Wind Tenant the Overall Property; provided however, as a condition precedent to the effectiveness of this Lease, Owner shall amend the Existing Lease as described in Section 5.3(a) below.

NOW, THEREFORE, for and in consideration of the mutual covenants and benefits herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Lease. Owner hereby leases to Tenant the Leased Property, Tenant hereby leases the Leased Property from Owner, upon and subject to the terms and conditions hereof. This Lease contemplates that one or more Data Facilities may be developed, constructed and operated on the Leased Property.

Section 2. Purpose and Scope of Lease. Beginning on the Commencement Date and continuing until the early termination or expiration of the Term, the Tenant shall have the right to use the Leased Property in accordance with and subject to the terms of this Lease for the construction, installation, development, improvement, maintenance, operation, repair, replacement, relocation and removal of one or more Data Facilities and to operate any and all Tenant installed or leased buildings, improvements, fixtures, facilities, infrastructure, machinery or equipment that Tenant deems necessary for the benefit of the Data Facilities (collectively, “Tenant’s Improvements”). “Data Facilities” shall mean one or more modular data centers on a modular data center farm and all ancillary buildings, facilities and improvements related thereto. Without limiting the generality of the foregoing, Tenant shall have the following rights and privileges under this Lease:

(a) the right to undertake any such purposes or other activities on the Leased Property, whether accomplished by Tenant or a third party authorized by Tenant, that Tenant reasonably determines are necessary, useful or appropriate to accomplish any of the purposes or uses of the Lease or that are compatible with such purposes or uses; and

(b) the right to install Tenant’s Improvements on the Leased Property without Owner’s consent.

Section 3. Delivery of Premises. Owner shall deliver the Leased Property to Tenant in its “as- is” condition as of the Execution Date.

Section 4. Exclusiveness; Existing Lease. Except for the rights granted to the Wind Tenant under the Existing Lease, as amended by the Existing Lease Amendment, this Lease and Tenant’s rights, privileges and obligations hereunder shall be exclusive with respect to the Leased Property. With respect to the Leased Property, Owner shall not amend, supplement or otherwise modify the Existing Lease, as amended by the Existing Lease Amendment, without Tenant’s prior written consent, not to be unreasonably withheld, if such amendment, supplement or modification would reasonably be expected to adversely affect Tenant’s rights under this Lease. For the avoidance of doubt, no Tenant consent shall be required for an amendment to the Existing Lease that does not apply to the Leased Property.

Section 5. Term.

5.1 Early Access Agreement. Owner and Tenant have entered into that certain Early Access Agreement, dated as of February 7, 2022, as amended by that certain First Amendment to Early Access Agreement, dated as of March 27, 2022,that certain Second Amendment to Early Access Agreement, dated as of August 5, 2022, and that certain Third Amendment to Early Access Agreement, dated as of October 6, 2022, pursuant to which Tenant can access and improve the Leased Property pursuant to the terms thereof (as amended, the “Access Agreement”).

5.2 Operative Documents. In the event the parties fail to execute the Operative Documents (as defined below) within six (6) months of the Execution Date or any of the other conditions precedent set forth in Section 5.3 are not achieved at such time and Tenant has not waived the satisfaction of such condition precedent in accordance with Section 5.3, Tenant shall have the right to terminate this Lease upon written notice to Owner at any time following the expiration of such six (6)-month period. “Operative Documents” shall mean that certain Wind Power Purchase Agreement by and between Wind Tenant and Golden Spread Electric Cooperative, Inc. (the “PPA”), that certain Cooperation Agreement, by and between Tenant, certain affiliates of Tenant identified therein, and Wind Tenant (the “Cooperation Agreement”), and that certain Agreement For Electric Service To Soluna DV Services, LLC, between Tenant and Lighthouse Electric Cooperative, Inc., each of which are under negotiation among the parties thereto, and any other documents, agreements and certificates related thereto.

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5.3 Conditions Precedent. This Lease and the rights and obligations of Tenant and Owner hereunder are expressly conditioned on the following conditions being met.

(a) Existing Lease. Owner shall have entered into an amendment to the Existing Lease in substantially the form attached hereto as Exhibit E (the “Existing Lease Amendment”), which confirms that: (i) Wind Tenant will not construct any new improvements on the Leased Property other than any improvements required to replace or operate and maintain Wind Tenant’s existing improvements located on the Leased Property, (ii) Wind Tenant shall not interfere with the development, construction, installation, maintenance or operation by Tenant of the Data Facilities or any of Tenant’s Improvements on the Leased Property, and (iii) Wind Tenant shall have no rights under the Existing Lease as to the Leased Property other the rights expressly reserved by Wind Tenant to the Leased Property in the Existing Lease, as amended by the Existing Lease Amendment. Owner shall deliver a fully-executed copy of the Existing Lease Amendment to Tenant.

(b) Operative Documents. The Operative Documents shall have been executed by the parties thereto. Tenant may not waive the condition precedent set forth in Section 5.3(b) without Wind Tenant’s prior written consent. This provision is for the express benefit of and shall be enforceable by Wind Tenant.

(c) Substation Easement. Tenant and Owner shall have entered into that certain Grant of Easement substantially in the form attached hereto as Exhibit D (the “Easement”), and such Grant of Easement shall have been recorded in the official records of Briscoe County, Texas.

5.4 Initial Term & Extended Term. The initial term of this Lease shall commence on the date (the “Commencement Date”) on which all conditions set forth in Section 5.3 have been met. Following the Commencement Date and following the Service Date (as defined below), at the request of either party, the parties shall enter into a memorandum of lease, in form and substance reasonably satisfactory to the parties, confirming the Commencement Date, the Service Date and the expiration date of the Initial Term, as applicable, provided, however, the failure of Owner or Tenant, or both, to execute and deliver such memorandum shall not affect the Commencement Date or expiration date. The initial term shall commence on the Commencement Date and shall continue until the date that is the fifth (5th) anniversary of the Service Date (the “Initial Term”), unless terminated sooner in accordance with the terms of this Lease. Promptly following the Service Date, Tenant shall notify Owner in writing that the Service Date has occurred. The Initial Term shall automatically extend for five (5) additional one (1) year periods (each, an “Extended Term”), unless terminated sooner in accordance with the terms of this Lease or unless terminated by Lessee by written notice delivered to Owner at least sixty (60) days prior to the end of the Initial Term or then-applicable Extended Term, as the case may be. The Extended Terms, if any should occur, shall commence on the day following the expiration of the Initial Term, or Extended Term, as applicable, and continue until the date that is one (1) year after the first day of such Extended Term. The terms and conditions set forth in this Lease shall remain in effect during each Extended Term. The Initial Term and each Extended Term (if applicable) shall be collectively referred to as the “Term”. “Service Date” shall mean the earlier of (i) the date that is one (1) year after the Effective Date under and as defined in the PPA and (ii) the Service Date under and as defined in the PPA.

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Section 6. Lease Payments. In consideration of the rights granted under this Lease, Tenant shall pay to Owner the amounts (the “Rent Payment”) set forth in Schedule 1 (“Payment Schedule”) attached hereto and incorporated herein by reference for all purposes. Notwithstanding anything to the contrary in this Lease, Tenant shall have no further liability to make any payments that accrue under this Lease, following termination or expiration of this Lease in accordance with its terms.

Section 7. Reserved

Section 8. Tenant’s Representations, Warranties and Covenants. Tenant hereby represents, warrants and covenants to Owner as follows:

8.1 Tenant’s Authority. Tenant has full power, authority, capacity and legal right to enter into, execute and deliver this Lease. Each person signing this Lease on behalf of Tenant is authorized to do so. This Lease constitutes a legal, valid and binding agreement enforceable against Tenant in accordance with its terms.

8.2 Legal Status/Approvals. Tenant (a) is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation; (b) is duly qualified to transact business and is in good standing in the state of Texas; and (c) has full power and authority to lease the Leased Property and carry on its business as now conducted. Tenant has all necessary approvals, governmental and otherwise, to execute and deliver this Lease and the execution and delivery of this Lease by Tenant will not place Tenant in default of any agreements to which Tenant is a party or bound.

8.3 Requirements of Governmental Agencies. Tenant shall have the right in its sole discretion, to contest by appropriate legal proceedings, brought in the name of Tenant or in the names of both Tenant and Owner where appropriate or required, the validity or applicability to the Leased Property or any Data Facility of any law, ordinance, statute, order, regulation, tax or the like now or hereafter made or issued by any governmental agency or entity. Owner shall cooperate in every reasonable way in such contest, at no out-of-pocket expense to Owner. Any such contest or proceeding, including any maintained in the name of Owner, shall be controlled and directed by Tenant.

8.4 Liens. Tenant shall keep the Leased Property free and clear of all liens and claims of liens for labor and services performed on, and materials, supplies or equipment furnished to the Leased Property for Tenant’s use or benefit; provided, however, that if such a lien does arise, Tenant has a right to contest such lien and Tenant, within thirty (30) days after it receives notice of the filing of such lien, either bonds around such lien or establishes appropriate reserves therefore, or, otherwise, removes such lien from the Leased Property pursuant to applicable law, in which case Tenant shall not be deemed to have breached this Section 8.4. Nothing in this Section 8.4 or this Lease shall be construed to prohibit Tenant from granting one or more liens on all or any portion of Tenant’s right, title or interest under this Lease as security for the repayment of any indebtedness and/or the performance of any obligation relating in whole or in part to any of the Data Facilities.

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8.5 Hazardous Materials. Tenant will comply with any federal, state and local laws, ordinances and regulations relating, to the generation, manufacture, production, use, storage, release or threatened release, discharge, disposal, transportation or presence of any substance, material or waste which is now or hereafter classified as hazardous or toxic, or which is regulated under current or future federal, state or local laws or regulations (each such substance, material and waste, “Hazardous Materials”) in each case by Tenant or any Tenant Parties in, on, under or about the Leased Property. In conformance with the requirements of applicable law and to the extent required to comply with applicable law, Tenant shall clean up, remove, remedy and repair any soil or ground water contamination and damage caused by the release or disposal of any Hazardous Materials by Tenant or any Tenant Parties in, on, under, or about the Leased Property. Tenant shall immediately give Owner written notice of any breach of this Section or upon learning of the presence of any release or suspected release of any Hazardous Materials which may affect the Leased Property. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant have any obligation or liability under this Lease in respect of any Hazardous Materials brought upon, stored, used, generated, released or disposed of on, under, from or about the Leased Property or the Overall Property (i) prior to the date of delivery of the Leased Property to Tenant, or (ii) by Owner, or its agents, employees, contractors, licensees, subtenants, representatives or invitees, or (iii) by any other tenant of the Overall Property, or such other tenant’s agents, employees, contractors, licensees, subtenants, representatives or invitees. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant, its agents, employees, contractors, licensees, subtenants, representatives or invitees be deemed to have permitted Hazardous Materials to be brought upon, stored, used, generated, released, disposed of or otherwise be present on, under, from or about the Leased Property (including without limitation the soil and groundwater thereunder) for any Hazardous Materials that have migrated to the Leased Property from any location off the Leased Property.

8.6 Estoppel Certificate by Tenant. Tenant shall at any time, up to twice per year, within fifteen (15) days after a written request by Owner, execute and deliver to Owner a commercially reasonable written statement certifying that this Lease is in full force and effect (or modified and stating the modification). Such statement shall also state that, to Tenant’s knowledge, there are no defaults existing at the time of execution of the statement, or (to the extent applicable) if existing, the nature of such defaults.

8.7 Gates and Fences.

(a) [Intentionally omitted.]

(b) Tenant acknowledges that Owner has a right to maintain locks on all exterior gates, provided that Owner shall provide Tenant with a key or with the combination to such locks and provided further that Tenant shall at all times have access to the Leased Property. Tenant shall have the right to install gates within the Leased Property where necessary or useful in connection with Tenant’s use of the Leased Property. When installing a gate within Owner’s existing fence on the Leased Property, Tenant agrees to make or cause to be made such fence cuts, braces, and repairs that will be permanent and remain functional for the remaining life of the fences of which they are part and become incorporated within. Should such cuts, braces, repairs or cattle guards as made by Tenant or Tenant’s personnel become weakened or prove to be insecure or inadequate by reason of improper installation or fabrication and occur over and above normal wear, tear and use, Owner shall notify Tenant in writing. Tenant shall make or cause to be made adequate repairs or replacements of any such insecure or inadequate fencing, bracing, cattle guards or gates made by Tenant or Tenant’s personnel within ten (10) days of receiving notice thereof from Owner, weather permitting; provided, however, that in the event Owner deems it necessary to effect any such repairs or replacements without notice to Tenant because of the imminent escape or loss of livestock, Owner shall be authorized to effect any such repairs or replacements, and to be reimbursed by Tenant for the reasonable, actual, out-of-pocket costs incurred by Owner in this regard for reasonable and necessary materials and labor. Tenant shall, and shall cause its authorized representatives to, promptly close and lock all gates opened by Tenant or its authorized representatives on the Leased Property in connection with their activities under this Lease.

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8.8 Roads and Soil Surfaces. Should Tenant exercise its right under this Lease to construct or improve any road, lane, or route on the Leased Property (each a “Road”), Tenant shall consider any locations suggested by Owner when evaluating the potential locations to construct a new Road, but such suggestions shall not be binding on Tenant. Tenant shall use reasonable efforts to use or improve the existing roads, if any, on the Leased Property in order to minimize new road construction. Tenant agrees that at the places where it trenches across any existing road or roads on the Leased Property, if any, it will fully repair the road bed and surface of the road after any of its operations hereunder in such a way as that any road affected hereby will be kept in its normal condition except at those times when Tenant is actually trenching. Promptly after completion of construction, maintenance or removal operations in connection with the Lease, Tenant shall fill all ruts, holes and other depressions caused by such operations and restore all surfaces utilized to as near normal grade and level as is commercially reasonable. On areas not occupied by such a road, Tenant shall replant native grass seed, but not crops or any other type of vegetation, on any portion of the Leased Property that was in native grassland prior to construction of a Data Facility. Notwithstanding anything contained in this Section 8.8, (a) Tenant shall be responsible for (i) repairing damage to Owner’s or third party-constructed or Tenant-constructed roads caused by Tenant’s operations on the Leased Property and (ii) routine maintenance of Roads on the Leased Property, (b) Tenant shall not have responsibility or obligation for repairing damage to Roads caused by parties other than the Tenant Parties or for routine maintenance of Owner or third party- constructed roads (it being understood and agreed that Owner shall have the obligation to promptly cause the same to be repaired and/or replaced at no cost or expense to Tenant), and (c) if Tenant so elects, Tenant shall have the right to repair damage to Roads caused by parties other than the Tenant Parties or for routine maintenance of Owner or third party-constructed roads and shall be permitted to offset the actual, reasonable, out of pocket costs or expenses incurred by Tenant for such repairs and maintenance against any Rent Payments or other amounts owed by Tenant under this Lease. Subject to the foregoing, the Owner Parties may use, without charge, any roads existing as of the Execution Date or constructed on the Leased Property by Tenant; provided that such use does not inhibit or impair Tenant’s use of the Leased Property as contemplated herein.

8.9 No Broker. Neither Tenant nor any of its affiliates nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees as a result of the execution of this Lease.

8.10 Tenant’s Insurance. Tenant shall procure and maintain during the Term of this Lease, at its sole cost and expense, a policy or policies of insurance in amounts not less than a combined single limit of $1,000,000 per occurrence and $2,000,000 in the aggregate, insuring against any and all liability to the extent obtainable for injury or death of a person or persons or damage to property occasioned by or arising out of or in connection with the occupation and use of the Leased Property.

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8.11 Intentionally Omitted.

8.12  Intentionally Omitted.

8.13 Interest on Past Due Payments. All Rent Payments and other payments not paid or tendered when due under this Lease shall bear interest at a rate equal to the lesser of (i) eight percent (8%) per annum, or (ii) the maximum rate allowed by applicable law (the “Contract Rate”).

8.14 Payment of Taxes. Tenant shall pay all real and personal property taxes, assessments and charges, general and specific, that may be levied or assessed by reason of Tenant’s use of the Leased Property, or Tenant’s leasehold interest hereunder. Further, Tenant shall be responsible for paying any increases, including any rollback taxes or other tax penalties, in real property taxes resulting from a reclassification of the Leased Property or a loss of a property tax exemption, in each case only if the same is directly caused by Tenant’s use of the Leased Property or by Owner’s change in use of the Leased Property that is directly necessitated by Tenant’s use of the Leased Property. In the event increased ad valorem taxes are assessed against the Leased Property as a result of any other payments made hereunder, Tenant shall pay the increase. Taxes that are the responsibility of Tenant shall be collectively referred to as “Tenant Taxes”. Owner shall pay or cause to be paid, and Tenant shall not be liable for, taxes attributable to facilities installed by Owner or others on the Leased Property or to the underlying value of the Leased Property itself. Owner shall pay or cause to be paid, and Tenant shall not be liable for, taxes attributable to the Overall Property that does not consist of the Leased Property. Taxes that are the responsibility of Owner shall be collectively referred to as “Owner Taxes”. It is a condition to Owner’s right to payment or reimbursement hereunder that Owner submit the real property tax bill to Tenant within thirty (30) days after Owner receives the bill from the taxing authority. Owner shall pay all Owner Taxes prior to delinquency. In the event Owner does not pay any Owner Taxes prior to delinquency, Tenant may, but shall not be obligated to, pay the taxing authorities the entire amount (including, but not limited to, any interest and penalties set forth thereon) due on the tax bill and Owner shall reimburse Tenant such amount plus interest (computed from the date of Tenant’s payment) at a rate equal to the Contract Rate, or Tenant may offset such amount, together with such interest, against any Rent Payments or other payments due to Owner under this Lease. To the extent that any Tenant Taxes are jointly assessed with Owner Taxes, the parties shall cooperate in a good faith effort to cause such Tenant Taxes to be separately assessed. With respect to any Tenant Taxes, Tenant shall have the right to contest the validity and/or amount of such Tenant Taxes. Owner agrees to render to Tenant all reasonable assistance in contesting the validity or amount of any such contested Tenant Taxes, including joining in the signing of any protests or pleading which Tenant may deem advisable to file; provided, however, that Tenant will reimburse Owner for its reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with providing such assistance.

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8.15 Utilities. Tenant shall pay when due all charges for electricity, water, gas, telecommunications and other utility services used by Tenant on the Leased Property. In the event that Tenant requires well water and Owner has sufficient water from existing wells to meet Owner’s requirements and Tenant’s requirements, then Owner will supply the well water to Tenant and Tenant will pay to Owner the fair market value for such water, as mutually agreed to by the parties and shall provide Owner reasonable access to any well drilled on the Property. Upon expiration or earlier termination of this Lease, any water well drilled by Tenant on the Property shall become property of the Owner. Otherwise, Tenant may construct its own water wells upon the Leased Property provided that Tenant obtains Owner’s prior approval of the location, which may be withheld by Owner at its sole discretion.

8.16  Maintenance of Leased Property. Tenant shall use commercially reasonable efforts to keep the Leased Property free from debris and waste arising from its activities. Tenant shall remove from the Leased Property within a reasonable time all refuse, litter and debris created by Tenant or any of the Tenant Parties.

8.17  Intentionally Omitted.

8.18 Site Rules. Tenant shall abide by the site rules, attached hereto as Exhibit C and incorporated herein (the “Site Rules”), while on and accessing the Leased Property, to the extent such Site Rules are applicable to the uses permitted hereunder.

8.19 Facility Setback. Tenant agrees it shall not construct any (i) modules, buildings or other above-ground structures within 337.68 feet of any existing Wind Turbine Generator (“Facility Setback”), or (ii) permanent structure greater than seventeen (17) feet above ground level in height outside of the Facility Setback on the Leased Property, without Wind Tenant’s prior written approval, which approval shall not be unreasonably withheld.

Section 9. Owner’s Representations, Warranties and Covenants. Owner hereby represents, warrants and covenants to Tenant as follows:

9.1 Owner’s Authority. Owner is the sole owner and holder of fee simple title to the surface estate of the Leased Property and all appurtenant rights thereto. Owner has full power, authority, capacity and legal right to enter into, execute and deliver this Lease, and to assign, warrant, set- over, transfer and convey the Leased Property to Tenant pursuant to the terms of this Lease. Owner has the authority to grant the Easement or use thereof to Tenant. Each person signing this Lease on behalf of Owner is authorized to do so. This Lease constitutes a legal, valid and binding agreement enforceable against Owner and the Leased Property in accordance with its terms.

9.2 Legal Status; Approvals. Owner, if other than an individual, (a) is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation; and (b) is duly qualified to transact business and is in good standing in the state of Texas. Owner has full power and authority to own the Leased Property and carry on its business as now conducted and proposed to be conducted. Owner has all necessary approvals, governmental and otherwise, to own the Leased Property and to execute and deliver this Lease and the execution and delivery of this Lease by Owner will not place Owner in default of any agreements to which Owner is a party or bound.

9.3 No Interference; No Third Party Rights; Recognition. Owner covenants and agrees that Tenant shall have the quiet use and enjoyment of the Leased Property in accordance with the terms of this Lease without hindrance or interruption from Owner or any of the Owner Parties (defined in Section 10.1). Tenant shall have access to the Leased Property at all times (twenty-four hours a day, seven days a week, three hundred sixty five days a year).

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So long as no default by Tenant hereunder or pursuant to the Easement, beyond any applicable notice or cure periods, has occurred and is continuing, if Wind Tenant defaults under the Existing Lease, as amended, or the Existing Lease terminates (other than a termination or a default caused in whole or in part by Tenant or arising from Tenant’s failure to perform Tenant’s obligations hereunder or under the Easement), Owner agrees that:

(a) Tenant shall have no liability or obligation to Owner under this Lease arising from or related to such default.

(b) Tenant’s right to occupy the Leased Property in accordance with this Lease shall not be disturbed by Owner.

(c) Owner shall not (unless required by law) name or join Tenant as a party defendant in any action, suit or proceeding which may be instituted or taken by Owner to enforce the performance or observance by Wind Tenant of the provisions of the Existing Lease, as amended and/or to recover damages for breach or default thereof by reason of the occurrence of any breach or default by Wind Tenant, unless such breach or default was caused in whole or in part by Tenant or otherwise constitutes a default by Tenant beyond any applicable notice and cure periods under the terms of this Lease or the Easement.

(d) Tenant shall not be evicted from the Leased Property by Owner, nor shall Tenant’s possession be disturbed by Owner in or as a result of any such action, suit or proceeding.

9.4  Liens and Third Party Rights.

(a) Liens. Except as disclosed in writing by Owner to Tenant, there are no liens, encumbrances, leases, mortgages, deeds of trust, security interests, licenses or other exceptions (collectively, “Liens”) encumbering or affecting all or any portion of the Leased Property.

(b) No Third Party Rights. Except as disclosed in writing by Owner to Tenant, there are no currently existing options, rights of refusal, sales contracts, leases, easements, mineral reservations or conveyances, mineral leases, or severed mineral interests requiring use of the surface estate or other rights in favor of any third parties relating to the Leased Property or any interest therein (“Third Party Rights”), that could interfere with the development, construction, installation, maintenance or operation by Tenant of a Data Facility or any Tenant’s Improvements or that could adversely affect Tenant’s use of the Leased Property, or prevent Tenant from obtaining the benefits intended under this Lease.

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(c) Treatment of Liens; Third Party Rights. If at any time during the Term, any Lien or any Third Party Right is found, exists or is claimed to exist against the Leased Property or any portion thereof, that creates rights superior to those of Tenant, and if Tenant determines that the existence, use, operation, implementation or exercise of such Lien or such Third Party Right could reasonably be inconsistent with or delay, interfere with, impair or prevent the exercise of any of Tenant’s rights under this Lease, Tenant shall be entitled to seek to obtain a Subordination and Non- Disturbance Agreement (defined below) from the holder of such Lien or such Third Party Right, and Owner shall use best efforts and diligence in helping Tenant obtain the same at no out of pocket expense to Owner (including expenses incurred for attorneys’ fees); provided, however, in the event such Lien or Third Party Right has been granted in breach of this Lease, Owner shall be responsible for all costs and damages related to such Lien or Third Party Right, including without limitation the costs of obtaining any Subordination and Non-Disturbance Agreement required by Tenant or any Mortgagee in connection therewith. Notwithstanding the foregoing, Tenant acknowledges the Third Party Rights held by the Wind Tenant pursuant to the Existing Lease and Tenant will enter into a separate non-disturbance or similar agreement with Wind Tenant. Owner agrees that any right, title or interest created by Owner from and after the Execution Date in favor of or granted to any third party relative to the Leased Property shall be subject to: (i) this Lease and all of Tenant’s rights, title and interests created in this Lease, and (ii) any and all documents executed or to be executed by and between Tenant and Owner in connection with this Lease. A “Subordination and Non-Disturbance Agreement” shall mean an agreement between Tenant and the holder of a Lien or a Third Party Right that provides that the holder of such Lien or such Third Party Right: (i) subordinates such Lien or such Third Party Right to Tenant’s interest under this Lease, (ii) agrees not to disturb Tenant’s possession or rights under this Lease, (iii) agrees to provide notice of defaults under the Lien or Third Party Right documents to Tenant and agrees to allow Tenant and its lenders a reasonable period of time following such notice to cure such defaults on behalf of Owner, and (iv) agrees to comply with such other requirements as may be reasonably required by Tenant or its lenders to ensure the interests of Tenant or its lenders are not interfered with. All Subordination and Non-Disturbance Agreements obtained pursuant to this Section 9.4(c) shall be in a form reasonably acceptable to Tenant and Tenant’s lenders, if any, and shall be in a form that may be recorded following their execution.

(d) Concurrently herewith, Owner has cooperated with Tenant to obtain a Surface Waiver (as defined below) from each party that holds a mineral interest in, to or under the Leased Property that might interfere with Tenant’s rights under this Lease. A “Surface Waiver” shall mean an agreement between Tenant and the holder of a mineral interest in, to or under the Leased Property that provides that the holder of such mineral interest shall waive any right to explore and/or develop minerals on, in or under the Leased Property from the surface of the Leased Property; provided that Tenant may agree in its sole and absolute discretion to designate drill sites on the surface of the Property to the extent such drill sites will not interfere with Tenant’s use of the Leased Property.

(e) To the extent that Owner owns any minerals or mineral interests in, on or under the Leased Property, Owner shall not itself develop such minerals or lease or sell such rights to third parties without first waiving, on behalf of itself, its successors, and assigns, for the Term of this Lease, its rights to access and use the surface of the Leased Property, and the subsurface thereof to a depth of five hundred feet (500’), for the purposes of mining, drilling, exploring, producing, storing, processing, removing, transporting, marketing, extracting, or developing the oil, gas, and other minerals or the hydrocarbons produced therefrom located underneath the Property and agreeing with any third-party developer that any such mineral developer shall not in any way adversely affect Tenant’s rights under this Lease.

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9.5 Requirements of Governmental Agencies. Owner shall fully cooperate with Tenant, at no out-of-pocket expense to Owner, in connection with (i) obtaining and complying with any land use or environmental permits and approvals, building permits, environmental impact reviews, including without limitation groundwater conservation district requirements and permits, permits related to the installation of above-ground storage tanks or any other approvals required for the financing, construction, installation, relocation, replacement, maintenance, operation or removal of any Data Facility or other Tenant’s Improvements, including without limitation execution of applications for such approvals and (ii) providing affidavits or documents from Owner customarily required by title companies. In connection with any application by Tenant for a governmental use permit, approval, authorization or other consent, or any governmental review of any previously issued permit, including, without limitation, for the installation, continued operation, modification or replacement of any Data Facility or other Tenant’s Improvements, Owner agrees to support and not oppose, in any way, whether directly or indirectly, any such application or approval, at any administrative, judicial or legislative level.

9.6 Hazardous Materials. Owner represents that there are no Hazardous Materials located on the Leased Property in any amount which would require reporting under applicable environmental laws, and the Leased Property has not been used for the generation, treatment, storage or disposal of Hazardous Materials and there are no underground storage tanks located on the Leased Property. Owner shall not violate any federal, state or local law, ordinance or regulation relating to the generation, manufacture, production, use, storage, release or threatened release, discharge, disposal, transportation or presence of any Hazardous Materials on or under the Leased Property.

9.7 No Litigation. Owner is not a party to any, and there are no pending or, to Owner’s best knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any kind or nature whatsoever against Owner or involving the Leased Property (a) challenging the validity or propriety of this Lease, the documents executed in connection herewith, and/or transactions contemplated in this Lease and/or such documents or (b) which could reasonably be expected to have a material adverse effect on the ownership or operation of the Leased Property or any part thereof or interest therein. Owner shall

(i) promptly inform Tenant of any disagreements, disputes, threatened litigation or pending litigation between any Owner and any other party that may materially impact Tenant’s use of the Leased Property, (ii) promptly give Tenant copies of any notices, correspondence or other written or digital communication received by Owner in connection with any such disagreement, dispute, threatened litigation or pending litigation and (iii) vigorously defend against any such disagreement, dispute, threatened litigation or pending litigation, if the same will have, or could reasonably be expected to have, a material adverse effect on Tenant’s use of the Leased Property.

9.8 Intentionally Omitted.

9.9 Estoppel Certificates from Owner. Owner shall at any time and from time to time, within fifteen (15) days after a written request by Tenant, execute and deliver to Tenant a written statement certifying that this Lease is in full force and effect (or modified and stating the modification). Such statement shall also (a) state that, to Owner’s knowledge, there are no defaults on the part of Owner or Tenant existing at the time of execution of the statement, or (to the extent applicable) if existing, the nature of such defaults, (b) state that Owner has not entered into any agreements that might materially and adversely affect Tenant’s use of the Leased Property, and (c) attest to such other factual matters relating to this Lease as Tenant or its Mortgagee may reasonably request.

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9.10 Noise/Interference. Owner acknowledges and agrees that incident to the uses permitted by the Lease shall be the continuous creation of audible and electromagnetic noise and possible electrical interference, radio frequency interference or cell tower interference related to the maintenance, operation and use of the Data Facility and as further set forth in Section 10.2, Owner waives, on behalf of Owner and the Owner Parties, the right to make any claims for Losses (as defined in Section 10.1) as a result thereof.

9.11 No Liability for Failure to Develop or Operate. Owner acknowledges and agrees that Tenant may or may not elect to construct, install or develop a Data Facility in its sole discretion, and Tenant shall have no responsibility or liability to Owner or any other party in the event Tenant does not construct, install or develop any Data Facility on the Leased Property. Furthermore, nothing in this Lease may be interpreted as imposing on Tenant, or any other party, any obligation to continuously operate any Data Facility constructed, developed or installed on the Leased Property.

9.12 Confidentiality. Owner shall maintain in confidence, for the sole benefit of Tenant, all information pertaining to the financial terms of or payments under this Lease, Tenant’s site or methods of operation, methods of construction, whether disclosed by Tenant or discovered by Owner. Owner shall not publish or otherwise disclose such information to others, except as necessary to Owner’s financial advisors, lenders, consultants, retained experts, constituent entities of any Owner, and lawyers or other professionals, who receive such information under an obligation of confidentiality.

9.13 Non Foreign Owner. Owner is not a “foreign person” within the meaning of Section 1445(1)(3) of the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations.

9.14 No Broker. Neither Owner nor any of its affiliates nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees as a result of the execution of this Lease.

9.15 Lone Star Infrastructure Protection Act. Pursuant to the Lone Star Infrastructure Protection Act (Chapter 113 of the Texas Business and Commerce Code) (the “Lone Star Act”), Owner represents and warrants that:

(A)	Owner is not owned by, and the majority of stock or other ownership interest of the Owner is not held or controlled by,

i.	Individuals who are citizens of China, Iran, North Korea, Russia, or a Designated Country (as defined below); or

ii.	A company or other entity, including a governmental entity, that is owned or controlled by citizens of or is directly controlled by the government of China, Iran, North Korea, Russia, or a Designated Country; and

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(B)	Owner is not headquartered in China, Iran, North Korea, Russia, or a Designated Country.

“Designated Country,” for purposes of this Section 9.15 means a country designated by the Governor of the State of Texas as a threat to critical infrastructure under Section 113.003 of the Texas Business and Commerce Code.

9.16 Life Estate/ Remainderman. If an Owner holds a life estate (“Life Estate Holder”) in the Leased Property and is alive, Owner shall only consist of the Life Estate Holder, and all payments, notices and other dealings under this Lease (including the signing of estoppels) by Tenant with Owner shall be conducted solely with the Life Estate Holder as Owner. Upon the death of Life Estate Holder and after Tenant receives written notice of the last Life Estate Holder’s death, any holders of a remainder interest (the “Remainderman”) shall become the Owner for all purposes under this Lease. The Remainderman shall notify Tenant of their address(es) for notice purposes and other purposes under this Lease, and all subsequent payments, notices and other dealings under this Lease by Tenant with Owner shall be conducted solely with the Remainderman as Owner.

9.17 Form W-9. Notwithstanding anything in this Lease to the contrary, Tenant shall have no obligation to make any payment to Owner otherwise required under this Lease until Owner has returned to Tenant a completed Internal Revenue Service Form W-9 and payments retained by Tenant pending the return of such W-9 shall not constitute an event of default.

Section 10. Indemnity and Release.

10.1 Indemnity by Tenant. SUBJECT TO THE LIMITATIONS OF LIABILITY SET FORTH IN SECTION 10.3, TENANT HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS OWNER AND OWNER’S AFFILIATES, SUCCESSORS AND ASSIGNS AND ALL SUCH PARTIES’ STOCKHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, AND INVITEES (COLLECTIVELY, THE “OWNER PARTIES”) FROM AND AGAINST LOSSES, LIABILITIES, DAMAGES, COSTS, CLAIMS, SUITS AND CAUSES OF ACTION (INCLUDING LOSSES OR CLAIMS FOR PERSONAL INJURIES, DEATH AND PROPERTY DAMAGE (INCLUDING, WITHOUT LIMITATION, DAMAGE TO OWNER’S CROPS) OR CLAIMS FOR INTERFERENCE WITH THE EXISTING LEASE AND INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF LITIGATION) (COLLECTIVELY, “LOSSES”), IN EACH CASE, TO THE EXTENT DIRECTLY ARISING OUT OF ANY TENANT PARTY’S (AS DEFINED IN SECTION 10.2) ACTIONS ON, OR USE OR OPERATION OF, THE LEASED PROPERTY DURING THE TERM OF THIS LEASE (ALL SUCH LOSSES FOR WHICH TENANT IS OBLIGATED TO INDEMNIFY THE OWNER PARTIES ARE COLLECTIVELY REFERRED TO AS THE “OWNER LOSSES”), BUT EXCLUDING ANY LOSSES TO THE EXTENT CAUSED BY ANY OWNER PARTY’S ACTIONS OR INACTIONS AND ANY LOSSES CAUSED BY, OR ALLEGEDLY CAUSED BY OWNER’S NEGLIGENCE OR WILLFUL NEGLECT. NOTWITHSTANDING THE FOREGOING, ANY OWNER LOSSES FOR WHICH TENANT IS OBLIGATED TO INDEMNIFY ANY OWNER PARTY HEREUNDER SHALL BE REDUCED BY ANY INSURANCE PROCEEDS ACTUALLY RECOVERED BY SUCH OWNER PARTY FOR SUCH OWNER LOSSES.

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10.2 Indemnity by Owner. SUBJECT TO THE LIMITATIONS OF LIABILITY SET FORTH IN SECTION 10.3, OWNER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS TENANT AND TENANT’S AFFILIATES, SUCCESSORS AND ASSIGNS AND ALL SUCH PARTIES’ STOCKHOLDERS, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS AND INVITEES (COLLECTIVELY, THE “TENANT PARTIES”) FROM AND AGAINST LOSSES TO THE EXTENT DIRECTLY ARISING OUT OF ANY OWNER PARTY’S ACTIONS ON, OR USE, OWNERSHIP OR OPERATION OF, THE LEASED PROPERTY OR OVERALL PROPERTY OR BREACH OF THIS LEASE, BUT EXCLUDING ANY OWNER LOSSES AND ANY LOSSES TO THE EXTENT CAUSED BY ANY TENANT PARTY’S ACTIONS OR INACTIONS. NOTWITHSTANDING THE FOREGOING, ANY LOSSES FOR WHICH OWNER IS OBLIGATED TO INDEMNIFY ANY TENANT PARTY HEREUNDER SHALL BE REDUCED BY ANY INSURANCE PROCEEDS ACTUALLY RECOVERED BY SUCH TENANT PARTY FOR SUCH LOSSES.

10.3 Limitation of Liability. NEITHER OWNER NOR TENANT SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE AND LOSSES OF RENT, BUSINESS OPPORTUNITIES AND THE LIKE THAT MAY RESULT FROM A LOSS OF USE OF THE LEASED PROPERTY OR ANY PORTION THEREOF OR OTHERWISE), EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A LOSS FOR WHICH SUCH PARTY IS INDEMNIFIED UNDER THIS LEASE, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

Section 11. Assignments

11.1 Assignments by Tenant. So long as Tenant is not in default of its obligations under this Lease, beyond any applicable notice or cure periods, Owner hereby consents and grants to Tenant the right, on an exclusive or non-exclusive basis, to grant, sell, lease, convey or assign all or a portion of Tenant’s interest in this Lease or to grant co-leases (including, without limitation, co-tenancy or tenancy in common interests), separate leases, easements, sub-easements, licenses or similar rights to Tenant’s interest in this Lease (each of the foregoing, individually and collectively, an “Assignment”) to one or more persons or entities who are “Qualified Assignees” (defined below), and no further consent of Owner shall be required for any such Assignment. So long as Tenant is not in default of its obligations under this Lease, beyond any applicable notice or cure periods, Owner further hereby consents and grants to Tenant the right to sublease or sub- sublease all or any portion of the Leased Property to one or more sublessees (each of the foregoing, individually and collectively, a “Sublease”), and no further consent of Owner shall be required for any such Sublease(s). No Owner consent shall be required for any change in ownership of Tenant and any such change in ownership shall not constitute an “Assignment” for purposes of this Lease. Owner further hereby consents and grants to Tenant the right, on an exclusive or non-exclusive basis, to encumber, hypothecate, mortgage, grant or pledge (including by mortgage, deed of trust or personal property security instrument) all or any portion of Tenant’s right, title or interest under this Lease, to any Mortgagee (defined below) as security for the repayment of any indebtedness and/or the performance of any obligation, so long as any such mortgage or pledge does not encumber the fee estate of the Leased Property. Upon Tenant’s assignment of its interest, or a portion thereof, in this Lease, Owner shall recognize the Assignee as Tenant’s proper successor, the Assignee shall have all of the assigned rights, benefits and obligations of Tenant under and pursuant to this Lease, and Tenant shall be relieved of all of its obligations relating to the assigned interests under this Lease that relate to acts or omissions which occur or accrue following the effective date of such grant, sale, lease, conveyance or assignment. “Qualified Assignee” shall be an affiliate of Tenant, an assignee with a net worth equal to or greater than the assigning Tenant or any subtenant. Owner consent shall be required for an Assignment to an entity or person who is not a Qualified Assignee, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Owner consent shall not be required to any Sublease. Notwithstanding anything to the contrary herein, Tenant shall be permitted to grant an Access Easement and Right of Way to Lighthouse Electric Cooperative, Inc. covering all or a portion of the Leased Property in connection with that certain Agreement for Electric Service to Soluna DV Services, LLC, and Owner’s consent shall not be required with respect to such easement.

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Notwithstanding anything to the contrary herein, Tenant may pledge its interest in any personal property situated on the Leased Property in connection with a personal property and equipment financing. Upon the making of any such pledge, Owner will, upon request of Tenant, enter into a commercially reasonable agreement with the lender under such financing to ensure the lender’s rights to the collateral pledged to it.

11.2 Notice to Owner. Following an Assignment, Sublease or the granting of a Mortgage, Tenant or the Mortgagee will give notice of the same (including the address of the Mortgagee for notice purposes) to Owner; provided, however, that the failure to give such notice shall not constitute a default but rather shall only have the effect of not binding Owner hereunder with respect to such Mortgagee until such notice is given.

11.3 Cure. Each Assignee that holds a partial interest in, or a sublease under this Lease, shall have the same amount of time following delivery of written notice of such default, to cure said default as is given to Tenant pursuant to this Lease. If Tenant or an Assignee holds an interest in less than all of this Lease any default under this Lease shall be deemed remedied, as to Tenant’s or such Assignee’s partial interest only (and Owner shall not disturb such partial interest), if Tenant or Assignee, as the case may be, shall have cured its pro rata portion of the default by paying the fees attributable to the Lease in which Tenant or the Assignee, as the case may be, holds an interest.

11.4 Division into Separate Leases. Tenant may divide the Leased Property into two (2) or more separate, stand-alone Leases if such division becomes necessary to further the development of any Data Facility. If Tenant elects to divide the Leased Property into two (2) or more Leases, then Tenant shall provide Owner with a written proposal of how to bifurcate this Lease and any related documents, along with all documentation necessary to divide the Leased Property including new lease and if applicable, easement agreements. Following receipt of any such documentation, Owner shall, within twenty (20) business days after written request from Tenant, and without demanding any additional consideration other than as specifically set forth herein, bifurcate this Lease by entering into and delivering to Tenant two (2) (or the requested number of) stand-alone new Leases (which shall supersede and replace this Lease) that provide Tenant with separate leasehold estates in different portions of the Leased Property, as designated by Tenant and with the necessary easement, sub-easement or co-easement rights in the Leased Property. Tenant will reimburse Owner for any and all expenses incurred by Owner in review and preparation of such proposed division, including, but not limited to, any attorneys’ fees in creating additional lease agreements. Any new Leases shall: (i) specify the portion(s) of the Leased Property and any easement areas to be covered thereby (and the term “Leased Property” as used therein, shall refer only to such portion(s)), (ii) contain the same terms and conditions as this Lease (except for any requirements that have been fulfilled by Tenant, any Assignee, or any other person or entity prior to the execution of such new Leases, and except for any modifications that may be required to ensure that Tenant’s and Owner’s respective combined obligations under such new leases do not exceed their respective obligations under this Lease) and be in a form reasonably acceptable to Tenant and Owner; (iii) be for a term equal to the then-remaining term of this Lease; (iv) contain a grant of access, transmission, communications, utility and other easements for the benefit of the bifurcated leasehold estates; and (v) to the extent permitted by law, enjoy the same priority as this Lease over any lien, encumbrance or other interest against the Leased Property.

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11.5 Assignments and Transfers by Owner. The burdens of this Lease and other rights contained in this Lease shall run with and against the Leased Property and shall be a charge and burden thereon for the duration of this Lease and shall be binding upon and against Owner and its successors and assigns. Owner shall notify Tenant in writing within thirty (30) days of any sale, assignment or transfer of any of Owner’s interest in the Leased Property and/or this Lease, or any part thereof, and any such sale, assignment or transfer shall be made subject to the terms and conditions of this Lease. Tenant shall not be under any obligation to make payments to new owners until it receives notice and proof of new ownership. Owner shall notify Tenant in writing of any sale of the Leased Property and/or a conveyance of the right to payments under this Lease and Owner shall notify any prospective owner, transferee or assignee of the following (1) Tenant shall not be under any obligation to make payments to new owners until it receives notice and proof of new ownership; and (2) new owners are bound by prior payments made before notice is received.

Section 12. Mortgagee Protection. Any Mortgagee (defined below) shall, for so long as its Mortgage is in existence and until the Lien thereof has been extinguished, be entitled to the following protections, upon delivery to Owner of notice of its name and address:

12.1 Mortgagee’s Right to Possession, Right to Acquire and Right to Assign. A Mortgagee shall have the absolute right: (a) to assign its security interest; (b) to enforce its Lien and acquire title to the leasehold estate by any lawful means; (c) to take possession of and operate the Leased Property, or any portion thereof and to perform all obligations to be performed by Tenant or Assignee under this Lease, or to cause a receiver to be appointed to do so; (d) to acquire the leasehold estate by foreclosure or by an assignment in lieu of foreclosure and thereafter to assign or transfer the leasehold estate to a third party; and (e) prior to any enforcement action, to cure any breach or default of Tenant under this Lease. Owner’s consent shall not be required for (x) the pledge, mortgage or hypothecation of Tenant’s rights in the Lease; or (b) the acquisition of Tenant’s or Assignee’s leasehold estate by a third party who acquires the same by foreclosure or assignment in lieu of foreclosure. As used in this Lease, (i) the term “Mortgagee” means any financial institution or other person or entity that from time to time provides secured financing or interest rate hedging directly to Tenant or indirectly to an affiliate or otherwise encumbers some or all of Tenant’s or an Assignee’s interest in the Lease and any agent, security agent, collateral agent, indenture trustee, loan trustee, loan participant or participating syndicated lenders involved in whole or in part in such financing, and their respective successors and assigns, (ii) the term “Mortgage” refers to the mortgage, deed of trust or other security interest in this Lease given to a Mortgagee in connection with such financing and (iii) the term “Mortgaged Interest” refers to the interest in this Lease, that is held by the Mortgagee. Under no circumstances may a Mortgage be allowed to attach to the fee simple estate owned by Owner or the leasehold estate and other real property interests held by the Wind Tenant in the Leased Property.

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12.2 Notice of Default: Opportunity to Cure. As a precondition to exercising any rights or remedies as a result of any alleged default by Tenant or Assignee, Owner shall give written notice of a default under this Lease to each Mortgagee concurrently with delivery of such notice to Tenant or Assignee, as applicable, specifying in detail the alleged event of default, provided that such Mortgagee shall have provided Owner with its current address. In the event the Owner gives such a written notice of default, the following provisions shall apply:

(a) A “Monetary Default” means failure to pay when due any monetary obligation of Tenant or Assignee to Owner under this Lease; any other event of default is a “Non-Monetary Default.”

(b) Notwithstanding any provision herein to the contrary, the Mortgagee shall have the same period after receipt of notice of default to remedy the default, or cause the same to be remedied, as is given to Tenant or Assignee, plus, in each instance, the following additional time periods: (i) thirty (30) days after receipt of the notice of default in the event of any Monetary Default; and (ii) ninety (90) days after receipt of the notice of default in the event of any Non-Monetary Default, provided that such period shall be extended for the time reasonably required to complete such cure, including the time required for the Mortgagee to perfect its right to cure such non-monetary default by obtaining possession of the Leased Property (including possession by a receiver) or by instituting foreclosure proceedings, provided the Mortgagee acts with reasonable and continuous diligence. The Mortgagee shall have the absolute right to substitute itself for Tenant or any Assignee and perform the duties of Tenant or any Assignee under this Lease for purposes of curing such defaults. Owner expressly consents to such substitution, agrees to accept such performance, and authorizes the Mortgagee (or its employees, agents, representatives or contractors) to enter upon the Leased Property to complete such performance with all the rights, privileges and obligations of the Tenant or any Assignee. Owner shall not terminate this Lease prior to expiration of the cure periods available to a Mortgagee as set forth above.

(c) During any period of possession of the Mortgaged Interest by a Mortgagee (or a receiver requested by such Mortgagee) and/or during the pendency of any foreclosure proceedings instituted by a Mortgagee, the Mortgagee shall pay or cause to be paid all monetary charges payable by Tenant or any Assignee under this Lease which have accrued and are unpaid at the commencement of said period and those which accrue thereafter during said period. Following acquisition of Tenant’s or any Assignee’s Mortgaged Interest by the Mortgagee or its assignee or designee as a result of either foreclosure or acceptance of an assignment in lieu of foreclosure, or by a purchaser at a foreclosure sale, this Lease shall continue in full force and effect and the Mortgagee or party acquiring title to the Mortgaged Interest shall, as promptly as reasonably possible, commence the cure of all defaults under this Lease and thereafter diligently process such cure to completion, whereupon Owner’s right to terminate this Lease based upon such defaults shall be deemed waived; provided, however, the Mortgagee or party acquiring title to the Mortgaged Interest shall not be required to cure those non-monetary defaults which are not capable of being cured or performed by such party (“non-curable defaults”). Non-curable defaults shall be deemed waived by Owner upon completion of foreclosure proceedings or acquisition of interest in this Lease by such party.

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(d) Any Mortgagee or other party who acquires the Mortgaged Interest pursuant to foreclosure or assignment in lieu of foreclosure shall not be liable to perform the obligations imposed on Tenant or an Assignee by this Lease incurred or accruing after such party no longer has ownership of the leasehold estate or possession of the Leased Property.

(e) Neither the bankruptcy nor the insolvency of Owner, Tenant or any Assignee shall be grounds for terminating this Lease as long as all other monetary charges payable by Tenant or Assignee under this Lease are paid by the Mortgagee in accordance with the terms of this Lease.

(f) Nothing in this Lease shall be construed to extend this Lease beyond the Term or to require a Mortgagee to continue foreclosure proceedings after the default has been cured. If the default is cured and the Mortgagee discontinues foreclosure proceedings, this Lease shall continue in full force and effect.

12.3 New Lease to Mortgagee. If this Lease terminates because of Tenant’s or Assignee’s default or if the Mortgaged Interest is foreclosed, or if this Lease is rejected or disaffirmed pursuant to bankruptcy law or other law affecting creditors’ rights, then Owner shall, upon written request from any Mortgagee, enter into a new agreement for the Leased Property, on the following terms and conditions:

(a) The terms of the new agreement shall commence on the date of termination, foreclosure, or rejection and shall continue for the remainder of the term of this Lease, subject to the same terms and conditions set forth in this Lease. Such new agreement shall be subject to all existing subleases, provided the subtenants are not then in default.

(b) The new agreement shall be executed within thirty (30) days after receipt by Owner of written notice of the Mortgagee’s election to enter a new agreement, provided said Mortgagee: (i) pays to Owner all monetary charges payable by Tenant or Assignee, as applicable, under the terms of this Lease up to the date of execution of the new agreement, as if this Lease had not been terminated, foreclosed, rejected or disaffirmed; and (ii) performs all other obligations of Tenant and/or Assignee under the terms of this Lease, to the extent performance is then due and susceptible of being cured and performed by the Mortgagee; and (iii) agrees in writing to timely perform, or cause to be performed, all non-monetary obligations which have not been performed by Tenant or any Assignee and would have accrued under this Lease up to the date of commencement of the new agreement, except those obligations which constitute a non-curable default as defined above, and (iv) reimburses Owner for any and all reasonable expenses incurred by Owner in review of any new agreement, including, but not limited to, reasonable attorneys’ fees. Any new agreement granted the mortgagee shall enjoy the same priority as this Lease over any Lien, encumbrance or other interest created by Owner.

(c) At the option of the Mortgagee, the new agreement may be executed by a designee of such Mortgagee without the Mortgagee assuming the burdens and obligations of the Assignee thereunder.

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(d) If more than one Mortgagee makes a written request for a new agreement pursuant hereto, the new agreement shall be delivered to the Mortgagee requesting such new agreements whose Mortgage is prior in lien, and the written request of any other Mortgagee whose lien is subordinate shall be void and of no further force or effect. Owner shall be reimbursed all reasonable expenses incurred in determining whose Mortgage is prior in lien and otherwise expended in conjunction with this Section 12.3.

12.4 Consent to Amendment, Termination or Surrender, Assignment. Notwithstanding any provision of this Lease to the contrary, (a) the Parties agree that so long as there exists an unpaid Mortgage, this Lease shall not be modified or amended and Owner shall not accept a surrender of the Leased Property or any part thereof or a cancellation or release of this Lease from Tenant or Assignee prior to expiration of the term without the prior written consent of the Mortgagee and (b) the Parties agree that so long as the Existing Lease is in effect (i) the boundaries of the Leased Property shall not be materially changed and (ii) this Section 12.4, Sections 2 (Purpose and Scope of Lease), 5.2 (Operative Documents), 5.3 (Conditions Precedent), 8.19 (Facility Setback), 13.5 (Removal of Improvements), and 13.1 (Termination following Termination of the Operative Documents) of this Lease shall not be modified or amended, in each case of clauses (i) and (ii) without the prior written consent of Wind Tenant. Clause (a) of this Section 12.4 is for the express benefit of and shall be enforceable by such Mortgagee. Clause (b) of this Section 12.4 is for the express benefit of and shall be enforceable by the Wind Tenant.

12.5 No Waiver. No payment made to Owner by a Mortgagee shall constitute an agreement that such payment was, in fact, due under the terms of this Lease; and a Mortgagee having made any payment to Owner pursuant to Owner’s wrongful, improper or mistaken notice or demand shall be entitled to the return of any such payment.

12.6 No Merger. There shall be no merger of this Lease, or of the estates or interests created by this Lease, with the fee estate in the Leased Property by reason of the fact that this Lease or the leasehold estate or any interest therein may be held, directly or indirectly, by or for the account of any person or persons who shall own the fee estate or any interest therein, and no such merger shall occur unless and until all persons at the time having an interest in the fee estate in the Leased Property and all persons (including Mortgagee) having an interest in this Lease or in the estate of Owner or Assignee shall join in a written instrument effecting such merger and shall duly record the same.

12.7 Third Party Beneficiary. Each Mortgagee is and shall be an express third party beneficiary of the provisions of this Section 12, and shall be entitled to compel the performance of the obligations of Owner under this Lease to the extent that Tenant is entitled to compel performance.

12.8 Further Amendments. Provided that no material default in the performance of Tenant’s obligations under this Lease shall have occurred and remain uncured after the expiration of all applicable notice and cure periods, at Tenant’s request, but subject to Section 12.4, Owner shall (a) amend this Lease to include any provision that may reasonably be requested by an existing or proposed Mortgagee, or by any entity that is proposing to directly or indirectly acquire this Lease or any portion thereof, and (b) shall execute such additional documents as may reasonably be required to evidence such Mortgagee’s or other entity’s rights hereunder; provided, however, that such amendment shall not materially impair the rights of Owner under this Lease, change the terms of any amounts to paid by Tenant, or extend the term of this Lease beyond the period of time stated in Section 5. Further, Owner shall, within ten (10) business days after written notice from Tenant or any existing or proposed Mortgagee, execute and deliver thereto a certificate to the effect that Owner (a) recognizes a particular entity as a Mortgagee under this Lease and (b) will accord to such entity all the rights and privileges of a Mortgagee hereunder. Owner will be reimbursed any expense incurred by Owner under this provision, including any reasonable attorneys’ fees.

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12.9 Further Amendments to Property Description. In the event that it is determined that there are any inaccuracies in or changes required to the legal description of the Leased Property contained in Exhibit A the validity of this Lease shall not be affected, and, upon the request of Tenant, Owner shall amend the legal description of the Leased Property contained in Exhibit A of this Lease and any memorandum to the Lease to reflect the legal description of the Leased Property contained in a title commitment, other title report or survey obtained by Tenant for the Leased Property. Subject to Section 12.4, Tenant may, at its sole option, unilaterally execute and record an amendment to Exhibit A to set forth the final legal description of the Leased Property and no consent or authorization from Owner shall be required for such amendment to be effective.

Section 13. Termination; Dispute Resolution.

13.1 Termination following Termination of the Operative Documents. This Lease shall terminate as to all of the Leased Property within thirty (30) days’ of the termination of an Operative Document.

13.2 Owner’s Right to Terminate. Except as qualified by Section 11 and Section 12 Owner shall have the right to terminate Tenant’s interest in this Lease if (a) a Monetary Default shall have occurred and remains uncured after five (5) business days following written notice from Owner to Tenant; and provided Owner simultaneously notifies Tenant and all Mortgagees and Assignees in writing of such default, which notice sets forth in detail the facts pertaining to such default, or (b) a Non-Monetary Default shall exist and shall not have been remedied within sixty (60) days after Tenant receives the written notice (and provided Owner simultaneously notifies Tenant and all Mortgagees and Assignees in writing of such default, which notice sets forth in detail the facts pertaining to such default), or, if such cure cannot, with the exercise of commercially reasonable diligence, be completed within such period of time, Tenant, has not begun to diligently undertake the cure within the relevant time period or to thereafter prosecute the cure to completion. Owner shall have all rights and remedies available to Owner at law and in equity; provided, however, that notwithstanding any other provision of this Lease or any rights or remedies which Owner might otherwise have at law or in equity, with respect to any default under this Lease that is not remedied within the time provided in this Lease, Owner shall be limited to seeking damages and Owner shall not (and Owner waives the right to) commence any action or proceeding in which termination, cancellation, rescission or reformation of this Lease is sought as a remedy.

13.3 Effect of Termination. Upon termination of the Lease, whether as to the entire Leased Property or a portion thereof, Tenant shall, upon written request by Owner, prepare and place of record in the county in which the Leased Property is located, a release of all of Tenant’s right, title and interest in and to the Leased Property, or to that part thereof as to which the Lease has been terminated. Subject to Section 13.5, following termination of the Lease as to all or any part of the Leased Property, Tenant shall peaceably and quietly leave, surrender and return the Leased Property (or applicable portion thereof) to Owner. All further rights and obligations of Owner and Tenant under this Lease will cease and terminate as of the date of any termination with respect or in regard to the Leased Property, or to that part as to which the Lease has been terminated; except for the provisions of Section 13.5 and those obligations that expressly survive the termination of this Lease as set forth in Section 13.4.

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13.4 Survival. Any provision of this Lease that expressly or by implication comes into or remains in force following the termination of this Lease shall survive the termination or expiration of this Lease for the period set forth in such provision, or if no period is set forth in such provision, for the period that is coextensive with the applicable statute of limitations. Notwithstanding anything to the contrary in this Lease, any indemnification obligations provided for under this Lease and the provisions of Section 16 shall survive the termination of this Lease.

13.5 Removal of Improvements. Within twenty-four (24) months after termination, surrender, or expiration of this Lease, Tenant will (a) remove all above-ground improvements and, to the extent any above-ground Tenant Improvements also extend below ground, Tenant will remove such Tenant Improvements extending up to thirty six inches (36”) below ground; and (b) grade and restore the surface of the Leased Property to its approximate original condition that existed before Tenant occupied the Leased Property, normal wear and tear excepted, all at Tenant’s sole cost and expense (collectively the “Removal Requirements”). If Tenant is required to obtain any permits prior to commencing the removal process, the twenty-four month (24) removal period shall not begin to run until after Tenant receives all such required permits or approvals. Completion of such Removal Requirements shall be undertaken by Tenant subject to and in compliance with the existing applicable law in effect at the time such removal takes place, including but not limited to the proper transportation and disposal of any Hazardous Materials. Failure to remove any improvement within said period and restore the surface of the Leased Property as provided above shall be deemed an abandonment of the improvement and Owner shall cooperate with Wind Tenant regarding removal, at Tenant’s sole cost and expense, of any such improvement and restoration of the Lease Property to the standard set forth herein. Notwithstanding the foregoing, Owner may upon written notice to Tenant elect to maintain fences in place and not require removal. If Wind Tenant elects not to remove any such improvement, Owner shall have the right to keep such improvement or to remove any property deemed to be abandoned by Tenant and to receive reimbursement from Tenant for the actual and reasonable cost of such removal of such improvement and the restoration of the surface of the Leased Property to the standard set forth above. In such event, Owner shall also be entitled to the salvage value of any such improvements removed.

Section 14. Commercially Reasonable Efforts to Settle All Disputes. The Parties shall negotiate in good faith in an effort to resolve any disputes by and between Owner and Tenant arising out of or incident to this Lease, the covenants contained herein, the use or occupancy of the Leased Property, or any other aspect of the relationship between Owner and Tenant regarding the Leased Property. Any such disputes shall be submitted to mediation before resorting to litigation. Notwithstanding anything herein to the contrary, either party shall have the right to pursue equitable relief against the other in any court of competent jurisdiction without being required first to negotiate in good faith to resolve the dispute in mediation; provided that all non- equitable relief sought in connection with such dispute shall first be submitted to mediation and a good faith effort shall be made by both Parties to resolve the matter. The prevailing party shall be entitled to reasonable attorneys’ fees and court and other costs from the non-prevailing party, including costs and fees on appeal and in any bankruptcy or insolvency proceeding. The Parties agree that venue for any proceedings under this Lease shall be proper in Dallas County, Texas. The rights and obligations under this section shall survive the expiration or any early termination of this Agreement

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Section 15. Condemnation. If all of the Leased Property is taken by condemnation, or is purchased by any government agency or governmental body exercising the power of eminent domain, or should a partial taking render the remaining portion of the Leased Property substantially unusable for Tenant’s permitted uses then this Lease shall terminate upon the vesting of title or taking of possession. If the taking is partial, then Tenant shall have the option of terminating this Lease or continuing this Lease with the payments to Owner being commensurately reduced to reflect the taking. All payments made on account of any taking by eminent domain shall be made to Owner, except that Tenant shall be entitled to any award made for the reasonable removal and relocation costs of any removable portion of any Data Facility or other Tenant’s Improvements that Tenant has the right to remove, and for the loss and damage to any improvements on the Leased Property that Tenant elects or is required not to remove, and for the loss of use of the Leased Property by Tenant. It is agreed that Tenant shall have the right to participate in any settlement or court proceedings. If the parties do not agree upon a division of such award or purchase price, the resolution of such dispute shall be in accordance with Section 14 above.

Section 16. Miscellaneous.

16.1 Force Majeure. If performance of this Lease or of any obligation hereunder (other than an obligation to pay any amounts described herein including Schedule 1) is prevented or substantially restricted or interfered with by reason of an event of Force Majeure (defined below), the affected party shall be excused from such performance to the extent of and for the duration of such prevention, restriction or interference. The affected party shall promptly notify the other party in writing of the event of Force Majeure and shall use its reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder whenever such causes are removed. The term “Force Majeure” means causes beyond the reasonable control of and without the fault or negligence of the party claiming Force Majeure, including, but not limited to, acts of God, labor unrest (including, but not limited to, slowdowns, picketing, boycotts or strikes), floods, earthquakes, storms, fires, lightning, explosions, power failures or power surges, vandalism, theft, terrorism, delays in transportation; inability to secure labor or materials at commercially reasonable prices in the open market; epidemics, wars, revolutions, riots, civil disturbances, sabotage, changes in law or applicable regulations subsequent to the date hereof and actions or inactions by any federal, state or local legislative, executive, administrative judicial agency or body which in any of the foregoing cases, by exercise of due foresight such party could not reasonably have expected to avoid, and which, by the exercise of due diligence, it is unable to overcome.

16.2 Successors and Assigns. This Lease shall run with and burden the Leased Property and be binding on Owner and all subsequent owners of the Leased Property. This Lease shall inure to the benefit of and be binding upon Owner and Tenant and their respective heirs, transferees, successors and assigns, and all persons claiming under them.

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16.3 Notices. All notices, requests and communications required or permitted by this Lease shall be given in writing by (a) personal delivery (confirmed by courier delivery service), (b) expedited delivery with proof of delivery, (c) facsimile and confirmed with a copy of such notice sent by mail, (d) first class mail, postage prepaid, return receipt requested, certified, addressed as follows or (e) electronic mail, so long as such notice is also sent simultaneously by a means described in (a)-(d) above:

If to Owner:

******

If to Tenant:

Soluna DV Services, LLC

325 Washington Ave. Extension Albany, NY 12205

Phone: *********

Attention: CFO

Email: DorothyProject@soluna.io

Except as expressly provided herein, any notice provided for herein shall become effective only upon and at the time of first receipt by the party to whom it is given, unless such notice is mailed by certified mail, return receipt requested, in which case it shall be deemed to be received two (2) business days after the date that it is mailed. Any party may, by proper written notice hereunder to the other party, change the individual address to which such notice shall thereafter be sent; provided, however, such new notice address will not be effective until ten (10) business days after delivery of notice of the new notice address.

16.4 Entire Agreement; Amendments. This Lease, and any Schedules or Exhibits attached hereto and any addenda to this Lease executed contemporaneously herewith by the parties hereto constitute the entire agreement between Owner and Tenant respecting the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether or oral or written, of the parties pertaining to the subject matter hereof. Any agreement, understanding or representation respecting the Leased Property, or the Lease, or any other matter referenced herein that is not expressly set forth in this Lease or in a subsequent writing signed by both parties shall be null and void and of no force or effect. This Lease shall not be modified or amended, except in writing signed by both parties and no purported modifications or amendments, including, without limitation, any oral agreement, course of conduct or absence of a response to a unilateral communication, shall be binding on either party.

16.5 Further Assurances. Owner will, whenever reasonably requested by Tenant, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transactions herein provided and to carry out the terms and provisions of this Lease.

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16.6 Governing Law. This Lease shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without reference to conflicts of laws principals requiring the application of the laws of another jurisdiction.

16.7 Severability. If, at any time, any provision of this Lease is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby and the parties shall promptly negotiate to restore this Lease as near as possible to its original intent and economic effect. If the Lease or its terms are found to be in excess of the longest duration permitted by applicable law, then the provisions of Section 5 which specify the term of duration hereof shall be severed from this Lease, and the term instead shall expire on the latest date permitted by applicable law.

16.8  Intentionally Omitted.

16.9 Recording of Agreement. No party hereto shall record a copy of this Lease.

16.10 Captions. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the scope or content of any of its provisions.

16.11 No Partnership. Nothing contained in this Lease shall be construed to create a partnership or joint venture between the Parties or their successors in interest.

16.12 Gender and Number. Within this Lease, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

16.13 Construction. The parties acknowledge that their attorneys have reviewed and revised this Lease and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease, Exhibits or Schedules hereto.

16.14 Counterparts. This Lease may be executed by facsimile and in multiple counterparts, no one of which need be executed by all parties hereto, each of which shall constitute an original. Counterparts thus executed shall together constitute one and the same instrument.

16.15 Waiver of Owner’s Lien. Owner hereby waives any contractual or statutory Lien on any of Tenant’s or any subtenant’s or assignee’s furniture, fixtures, equipment, machinery, parts, facilities, infrastructure, improvements and any other personal property placed by such party in or at the Leased Property.

[Signatures Pages Follow]

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IN WITNESS WHEREOF, Owner and Tenant have caused this Lease to be executed and delivered by their duly authorized representatives as of the Execution Date.

OWNER:

Alice Faye Grabbe

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TENANT:

Soluna DV Services, LLC,

a Nevada limited liability company

By:
Name:	John Belizaire
Title:	President

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List of Attachments

Schedule 1	Payment Schedule
Exhibit A-1	Overall Property
Exhibit A-2	Leased Property
Exhibit B	Intentionally Omitted
Exhibit C	Site Rules
Exhibit D	Form of Grant of Easement
Exhibit E	Amendment to Existing Lease

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Schedule 1

Payment Schedule

All capitalized terms used in this Schedule 1 shall have the meanings given in the Lease to which this Schedule is attached or those meanings provided in this Schedule.

Tenant shall pay as rent under the Lease, the amount of $28,526.00 per calendar year of the Term (the “Rent Payment”). The Rent Payment shall not be subject to adjustment during the Term.

The Rent Payment with respect to any period which is less than a calendar year, shall be prorated in accordance with the length of such period.

Exhibit A-1

Legal Description of the Overall Property

All of Section No. 6, in Block B-2, Certificate No. 1/775, Abstract No. 1099, Patented to Louis Grabbe on June 28, 1922, Patent No. 203, Vol. 14A, Briscoe county, Texas, SAVE AND EXCEPT a 100 foot strip containing 6.89 acres, more or less, conveyed by deed dated May 10, 1927, from Louis Grabbe, Individually and as Survivor in Community of the Estate of Birdie Grabbe and himself, to the Fort Worth and Denver South Plains Railway Company, recorded in Vol. 24, Page 5, Deed Records, Briscoe County, Texas, to which deed reference is hereby made for a more particular description of the property therein conveyed; and further SAVE AND EXCEPT a tract out of said Section No. 6, Block B-2, Briscoe County, Texas, conveyed by Warner Grabbe to Briscoe County, Texas, by deed dated August 15, 1936, recorded in Vol. 31, Page 443, Deed Records, Briscoe County, Texas, to which deed reference is hereby made for a more particular description of the property therein described.

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Exhibit A-2

Legal Description of the Leased Property

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Exhibit B

Intentionally Omitted

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Exhibit C

Site Rules

During the Term of the Lease, Tenant and all Tenant Parties shall follow the following rules while on the Property, to the extent such rules are applicable to Tenant’s use of the Leased Property as set forth in the Lease:

1. Housing on the Property. In no event shall Tenant construct or otherwise locate any improvements designed for purposes of housing individuals on the Leased Property; however, Tenant may (i) work on the Leased Property twenty-four (24) hours per day as necessary; (ii) install temporary portable structure(s) onto the Leased Property for use as construction office(s) throughout the duration of construction activities.

2. Animals on the Property. All Tenant personnel shall be respectful towards grazing animals on the Leased Property, shall not chase any animal and shall avoid any contact with any animals or wildlife on the Leased Property. Tenant shall have the right to permanently remove Owner’s fences, gates and cattle guards, but only as reasonably necessary to accommodate Tenant’s use of the Leased Property pursuant to the Lease.

3. Maintenance of the Property. All Tenant personnel shall minimize, to the extent reasonably possible, the creation of dust, and shall water roads and other surface as necessary to minimize the creation and spread of dust. Tenant shall keep the Leased Property free from debris and waste arising from its use of the Leased Property. Within 30 days following the completion of the Tenant’s Improvements, Tenant shall remove from the Leased Property all refuse, litter and debris created by Tenant or any Tenant Party. Tenant shall use commercially reasonable efforts not to remove or destroy any vegetation on the Leased Property, and, if Tenant performs any construction work, Tenant shall use commercially reasonable efforts to eliminate noxious weeds on the Leased Property during and after completion of construction in locations where construction took place. Owner shall approve any pesticide used on the Leased Property prior to Tenant applying the same for any reason.

(a) Weeds. If unwanted or noxious weeds or grasses grow on or along the roads built or used by Tenant or Tenant’s facilities, if any, Tenant agrees to pay for the application of an approved herbicide to the affected areas, including, without limitation, necessary costs incurred in the control and eradication of bitterweed, broom snake weed, buffalo bur, African rue, and other noxious weeds, which may appear within the confines of any roads installed or improved by Tenant, if any, and in the areas, immediately adjacent to any roads installed or improved by Tenant, if any, so long as this Lease continues in force.

(b) Brush. Tenant agrees to rake all brush cleared from the Leased Property during Tenant’s construction of the Tenant’s Improvements, which shall be hauled to a place on Owner’s property reasonably designated by Owner without interruption of the topsoil. The mesquite cleared from the Leased Property by or on behalf of Tenant shall be grubbed. No grub or other material shall be piled or buried on the Property.

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4. Topsoil. Tenant shall use standard construction practices to preserve existing topsoil layers to the extent practical. Owner agrees that Tenant may deposit such topsoil on the Leased Property or adjacent property owned by Owner at a location mutually agreed upon.

5. Erosion. Tenant shall use commercially reasonable efforts to minimize erosion caused by Tenant’s construction of the Tenant’s Improvements, including erecting silt fences. The constructing of roads and the burying of lines shall be done in accordance with good engineering and standard construction practices.

6. Location of Laydown. Tenant shall avoid unnecessary disturbance of areas adjacent to its lay-down and construction areas.

7. Construction of Roads. Subject to the below requirements, Tenant shall be entitled to construct roads, culverts, bridges and related improvements on the Leased Property, and to improve and upgrade any roads, culverts, bridges and related improvements from time to time existing on the Leased Property.

8. Fire Prevention. Tenant will employ prudent precautions to prevent fires, including avoiding the build-up of plant material under vehicles. Tenant shall likewise take necessary precautions and act as a reasonably prudent person in the event of any county-wide burn ban or during a period of Red Flag Warning. In the event a grass fire is started, Owner shall be notified promptly upon Tenant becoming aware of such fire. Tenant agrees to pay to Owner for all damages resulting from fires (whether located on the Leased Property or adjacent lands owed by Owner) that are caused by Tenant, its employees, contractors, agents or any guest or invitee of Tenant. Such payment shall be due and payable within one hundred and twenty days from the date the cost of the damages are agreed to by the Parties. Such payment shall in no way limit or waive Lessor’s right to obtain payment for fire damage to animals, structures, equipment or other things located on the Property, or lands adjacent to the Property.

9. Drainage Tiles. With respect to drainage tiles located on the Leased Property as of the Execution Date, if any, Owner agrees that Tenant may reroute, at Tenant’s sole expense, any drainage tiles which may conflict with the locations of the Tenant’s Improvements. Tenant shall bear the cost of having a responsible, insured and experienced field tile contractor repair or rebuild the tiles damaged by Tenant’s construction of the Tenant’s Improvements.

10. Prohibited Activities. Tenant is prohibited from engaging in any of the following activities on the Leased Property: (a) hunting and/or fishing, or bringing poisons, traps, weapons or other firearms, (b) transportation onto the Leased Property of any domestic animals, regardless of whether such domestic animals are kept in Tenant’s vehicles, (c) possession or consumption of alcohol or illegal drugs, (d) smoking of any sort (cigarettes, cigars, etc.), with the exception that smoking shall be permitted at specially designated smoking locations, (e) possession of fishing equipment and/or firearms of any kind or nature, and (f) motorcycles. Tenant shall notify all contractors that such activities are prohibited and use commercially reasonable efforts to require contractors to avoid such activities.

11. Improvement Specifications. Tenant shall abide by the following minimum specifications, to the extent applicable to the Tenant’s Improvements:

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(a)	Roadways.

(i)	The parties agree that Tenant will employ a professional dirt contracting company, agreeable to both parties, to build any new roads and maintain existing roads utilized by Tenant. If the parties cannot agree on a dirt contractor then Tenant shall solicit offers from three contractors and Tenant shall have the right to choose which of these companies to employ. Owner may request that Tenant utilize a different professional dirt contracting company; provided, however, Owner shall be responsible for any additional costs above the costs of the company chosen by Tenant. At Owner’s option, any such additional costs may be deducted from payments due to Owner from Tenant under this Agreement.

(ii)	The causeway of any road installed or improved by Tenant shall not be wider than is reasonably necessary to facilitate Tenant’s operations upon the Property.

(iii)	On any roads installed or improved by Tenant, a 6” compacted caliche base shall be added to the dirt crown of the road and the compacted caliche base shall be maintained at 6” by Tenant.

(iv)	Any roads installed or improved by Tenant shall be caliched up to the cattle guard.

(v)	All roads utilized or installed by Tenant shall be kept in a good, level, compacted condition, with a good crown to prevent water from running down the road, reasonably free of potholes and damage resulting from wind, water, and traffic erosion.

(vi)	Tenant shall create diversions or terraces in all roads it installs or utilizes, reasonably requested by Tenant where needed to prevent erosion of the road and where water drains off of the road and where Tenant’s equipment may cause ruts or tracks either in laying or removal operations, Tenant shall construct terraces and turnouts sufficient to prevent erosion to Owner’s reasonable satisfaction.

(vii)	All brush shall be grubbed and kept clear of such roadway for 10 feet on either side of the road. All mesquite, cedar, grease wood, or other brush shall be grubbed and raked into piles.

(viii)	In the event Tenant uses existing roads on the Property, Tenant shall maintain such roads as follows: (i) during construction, if any, Tenant shall, at its sole cost and expense, maintain such roads to the extent commercially practicable to keep them in the same condition as present prior to construction; and (ii) after the completion of construction, if any, Tenant shall, at its sole cost and expense, leave such roads in substantially the same condition that they were in prior to the use of such roads by Tenant.

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(b)	Fence Corner, Line Brace, Cattle Guard and Gate.

(i)	The parties agree that Tenant will employ a professional fencing company, agreeable to both parties, to install all such braces, stretch all such fences, and install all cattle guards, but only to the extent Tenant installs any such braces, fences or cattle guards on the Property. If the parties cannot agree on a fencing or cattle guard contractor then Tenant shall solicit offers from three contractors and Tenant shall have the right to choose which of these companies to employ. Owner may request that Tenant utilize a different fencing company; provided, however, Owner shall be responsible for any additional costs above the cost of the company chosen by Tenant. At Owner’s option, any such additional costs may be deducted from payments due to Owner from Tenant under this Agreement.

(ii)	To the extent applicable to the Tenant’s Improvements, Tenant shall not cut nor create any opening in any present or future fence or fences without first adequately bracing by installing a permanent brace during construction and as appropriate a fence corner, line brace, cattle guard, and/or gate thereafter which meets the standards herein. All openings in fences shall be H braced with dead-man bracing as follows: All metal pipe shall be not less than 4” in diameter, 1/4” thick walls, 10’ in length, 5’ being in the ground, cemented and tamped top to bottom, 5’ above the ground, cross-braced with two 10’ long 2 7/8” pipes for the H brace and one 2 7/8” pipe from the H diagonally to kicker brace, all pipe welded solidly with complete welds to posts. All pipe to be wire brushed, coated with OSPHO rust inhibitor, and one coat of aluminum paint. All concrete will be allowed to set for a minimum of 36 hours before attaching wire to the posts. All pipe openings shall be capped with metal caps. Cattle guards shall be attached to the H brace with five feet high, 4 gauge, galvanized welded wire with 4” x 4” openings. At each point where Tenant installs a cattle guard, the same shall be constructed by Tenant as a raised cattle guard not less than 9’ x 16’ as follows: The top of the cattle guard shall be 3 feet above the ground level after caliche is placed under the cattle guard. Each cattle guard shall rest on concrete supports which are adequate for heavy truck traffic. All such cattle guards shall meet Owner specifications. Tenant shall maintain all cattle guards it installs in good condition with fences properly attached so as to prevent livestock from passing between the cattle guard and fence. Tenant shall keep the area beneath the cattle guard cleaned out to maintain the 3-foot space between the ground level and cattle guard and it shall be maintained free of vegetation. In the event, any cattle guard installed by Tenant is damaged by Tenant, falls into disrepair, or for any other reason does not meet the Owner’s standards and specifications, Tenant will either repair the same or replace the same in such a manner as to meet Owner’s standards and specifications within thirty (30) days of Owner’s notification to Tenant of the need for the same. All cattle guards shall be equipped with gates.

(iii)	Tenant shall keep all gates on the Leased Property closed at all times when such gates are not in use.

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(iv)	If requested by Owner, Tenant agrees to install cattle guards and gates at any fence crossing over any new road constructed by Tenant, if any.

(v)	All cattle guards on the Leased Property shall be properly attached to prevent livestock from passing between the cattle guard and the adjacent fence.

(vi)	All access gates installed and/or utilized by Tenant shall remain padlocked always, with keys to each lock provided to Owner for each gate; In the event the Tenant opens a gate and needs to keep such gate open for an extended period to enable construction activities to proceed in a given area, Tenant shall station personnel at the open gate for the duration of the work day and close the gate at the end of the day. In the event the location of any improvements require that any Owner corral, fence, cattle guard, water trough or other Owner improvement on the Property be moved from its original location, Tenant shall move such Owner improvement (or a replacement thereof, as necessary), to a location as near as practicable to the existing location on the Leased Property and as designated by Owner (if such location is consistent with all applicable rules, regulations and restrictions).

(vii)	Where Tenant has determined removal is necessary to avoid interference with its activities, Tenant shall rebuild or replace any gate, fence, or cattle guard at Tenant’s expense.

(viii)	All gates, fences, and cattle guards installed by Tenant, if any, shall be, at a minimum, sufficient to withstand both Owner and Tenant’s uses of the Property.

(ix)	In no event, shall Tenant be responsible for any acts or omissions, any removal of fences, roads and other improvements, any damage to the Property, any improvements or other property placed thereon, or any nuisance caused by, any third person who is not a Tenant Party (defined as an agent, employee, or contractor of Tenant) or is not otherwise acting on behalf of Tenant, including without limitation any Owner Party (defined as an agent, employee, or contractor of Owner).

(x)	Temporary openings in all fences made by Tenant shall be kept closed by Tenant with temporary fencing adequately installed and maintained by Tenant to prevent entry or escape by all livestock and shall be coyote proof.

(xi)	Upon termination of this agreement, all cattle guards and gates shall become the property of Owner.

(xii)	The entrance to Owner’s property shall be kept locked at all times except when traffic is passing through the same.

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(c)	Trees. Trees removed in clearing for the installation of underground or overhead cable lines shall be grubbed with the surface graded upon the completion of installation; however, Tenant may not remove trees larger than ten (10) inches in diameter without Owner’s consent.

(d)	Cabling. Tenant shall provide As-Built drawings indicating the location of buried cables on the Leased Property to Owner following the completion of construction. Tenant shall install markers at all road crossings for any buried cables on the Leased Property. Tenant will make commercially reasonable efforts, to the extent practical, to lay all underground connection lines and cables to a depth of three (3) feet below grade, but in any case, will bury project underground connection lines and cables at not less than thirty (30) inches below grade.

12. Tenant or its contractors shall provide its employees with portable toilet facilities during construction of the Tenant’s Improvements.

13. [Intentionally omitted].

14. Owner’s Fences. Owner has all rights to install fencing, gates and cattle guards on the Property during the term of the Agreement; provided, however, such fencing shall not interfere with Tenant’s rights under the Agreement.

15. Water/Caliche Locations. Any caliche and/or water purchased from Owner shall be obtained from the locations designated by Owner within a reasonable distance from the place of use. Tenant shall have and hereby assumes liability for damage to water wells, water tables, natural springs and running water courses, tanks and waterings on Owner’s property caused by Tenant in the exercise of any rights herein granted; provided however, that Tenant shall not assume any liability for damage resulting from Owner’s negligence or willful misconduct. In this connection, no blasting shall be done in order to prevent damage to surrounding area. Provided further it is understood and agreed that no water well shall be drilled upon the Property without the consent of Owner.

16. Speed Limit. All employees, contractors and agents of Tenant shall not exceed 15 miles per hour on any roads.

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Exhibit D

Form of Grant of Easement

[See attached.]

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Exhibit E

Amendment to Existing Lease

[See attached.]

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